Obtaining Control of Credit Suisse Commodity
Access Strategy Fund A

As of October 31, 2016 Charles Schwab, owned
33,519 shares of the Fund, which represented
34.29% of the Fund and Pershing owned less than
25% of the Fund.  As of April 30, 2017, Charles
Schwab owned 65,076 shares of the Fund, which
represented 58.70% of the Fund.    Accordingly,
Shareholder continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Commodity
Access Strategy Fund C

As of October 31, 2016, Pershing owned 36,764
shares of the Fund which represented 73.32% of the
Fund.  As of April 30, 2017 Pershing owned 36,558
shares of the Fund which represented 73.65% of the
Fund.   Accordingly, Shareholder continues to be a
controlling person of the Fund.

Obtaining Control of Credit Suisse Commodity
Access Strategy Fund I

As of October 31, 2016, Merchant Holdings
("Shareholder") owned 5,685,898 shares of the Fund, which represented 95.43% of the outstanding shares. As of April 30, 2017 Merchant Holdings
("Shareholder") owned 5,685,898 shares of the Fund which represented 97.40% of the Fund.
Accordingly, Shareholder continues to be a controlling person of the Fund.